Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-144126 on Form S-3 of our report dated April 2, 2007, relating to the financial statements and financial statement schedule of AtriCure, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment), appearing in the Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

July 13, 2007